Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America
Reports Third Quarter 2015 Operating Results

Minneapolis, MN—November 19, 2015—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), a leading provider of appliance recycling and retailing services, today reported operating results for the third quarter ended October 3, 2015.
Revenues for the third quarter of 2015 were $28.1 million, down 15.3% compared with the same period in 2014, as a result of decreased recycling division program sales and lower byproduct revenues. Net loss for the third quarter of 2015 was $(0.8) million, or $(0.13) per diluted share, compared with earnings of $0.3 million, or $0.05 per diluted share, reported in the third quarter of last year, due mainly to lower volumes under certain appliance replacement programs and the significant drop in scrap steel and other nonferrous metal prices in the markets in which the company operates.
For the nine months ended October 3, 2015, total revenues decreased 13.4% to $85.8 million, compared with revenues of $99.2 million for the same period in the prior year. Overall, the company reported a net loss for the nine months ended October 3, 2015, of $(1.9) million, or $(0.32) per diluted share, compared with net income of $1.4 million, or $0.24 per diluted share, for the same period in the prior year.
Third Quarter Highlights
During the third quarter of 2015, the company experienced:

•	Decreases in energy efficiency program revenues from utilities, municipalities and others by $2.3 million.

•	Declines in byproduct revenues of $2.3 million as a result of the significant drop in the price of scrap steel and other nonferrous metals.

•
Overall decrease in selling, general and administrative expenses of $0.3 million as a result of cost reduction efforts in spite of a $0.3 million in spend related to professional fees associated with the defense of our class action lawsuit.

“We continue to report declines in our financial results for the third quarter as result of lower levels of activity within our appliance recycling programs in fiscal 2015 and the impact the strong U.S. dollar and weak demand has had on the price of commodities we sell,” commented Edward R. (Jack) Cameron, President and Chief Executive Officer of ARCA, Inc. Cameron commented further, “During the third quarter the scrap steel industry witnessed a significant step backwards in the selling price of scrap steel and nonferrous metal prices. This has been precipitated by changes in demand in Turkey and China and the strength of the U.S. dollar, resulting in the reduction of U.S. exports of certain commodities that we sell. We continue to work with our vendors and customers to secure favorable pricing on the products that we sell and to adjust the pricing of our services. We have been working with a vendor to complete the destruction of refrigerants that should yield approximately $1.6 million from our carbon offset programs in early 2016.”

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Retail Appliance Sales

ApplianceSmart, Inc., the company’s retail division, posted sales of $16.3 million for the third quarter, a decrease of $0.4 million when compared with the same period of 2014. ApplianceSmart reported a $0.2 million operating loss for the third quarter of 2015 as compared to an operating loss of $0.6 million in the same period of 2014.
Brad Bremer, President of ApplianceSmart, commented, “In the third quarter although our top line sales declined slightly due to the highly competitive retail landscape, our retail margins as a percentage of sales improved to 27.4% from 24.9% in the same period in 2014.”  Bremer added “We continue to be encouraged by the growth of the LG and Napoleon lines, which we launched earlier in the year.  This has brought some additional traffic into our stores and will certainly strengthen our brand portfolio as LG and Napoleon continue to be integrated into our sales mix.  We have recently signed an agreement to add Marvel to our assortment, which will further enhance our mix and bring an additional line of product for customers we currently are not serving.  The availability of out-of-carton product also continues to be strong, and with that we expect additional opportunities to improve our margins.”
Recycling Revenues
ARCA Recycling, Inc. saw third quarter reductions in the combination of appliance recycling fees and appliance replacement revenues by $2.3 million to $9.5 million in the third quarter of 2015 when compared to the third quarter of 2014. The decline from the prior year third quarter results can be attributed to lower volumes on certain utility energy efficiency programs. The Company believes the Clean Power Plan (Section111(d) of the Clean Air Act) will increase the demand for energy efficiency programs in the long term.
Cameron said, “We’re very pleased with the success of our appliance recycling programs and are happy to report that in October 2015 we entered into a new contract with our largest replacement program customer.”
Byproduct Revenues
The Company’s byproduct revenues decreased from $4.7 million in the third quarter of 2014 to $2.3 million in the third quarter of 2015. The decline in byproduct revenues was the result of decreased scrap steel and nonferrous metal pricing. Metal prices experienced a significant drop during the first and third quarters of 2015.  Scrap steel selling prices have fallen as much as $207 per ton in our largest market (or 56%) at the end of the third quarter of 2015 when compared with the prior year’s average selling price.  Nonferrous pricing has seen dramatic declines as well.  Lower pricing is being driven by weak demand in steel intensive industries like oil and gas production, a stronger dollar, and over-production of iron ore and steel around the world.
ARCA’s declines in byproduct revenues include decreases of $0.7 million in commodities sold. Revenues from the ARCA Advanced Processing, LLC (“AAP”) joint venture in Philadelphia also reported a $1.3 million decline in commodity revenues to $1.6 million, compared with $2.9 million in the third quarter of 2014. The decline was due primarily to decreased scrap steel and nonferrous metal revenues for the same reasons noted above.

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Liquidity and Capital Resources
Cash and cash equivalents were $3.4 million as of October 3, 2015, compared with $3.5 million as of January 3, 2015. As of October 3, 2015, the Company had excess available borrowing capacity under its revolving line of credit of $1.9 million. Net working capital decreased $4.0 million to $5.6 million as of October 3, 2015. As a result of the loss in the first quarter, ARCA reported to its bank that it was not in compliance with the Company’s revolving credit facility. The credit facility is scheduled to expire in January 2016. ARCA is working with its bank to enter into a replacement facility for 2016.

About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward (Jack) R. Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	October 3, 2015	January 3, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,364	$3,523
Accounts receivable	11,773	10,954
Inventories	16,278	16,113
Income taxes receivable	1,405	709
Other current assets	905	1,096
Deferred income tax assets	1,889	2,082
Total current assets	35,614	34,477
Property and equipment, net	11,125	11,761
Restricted cash	500	—
Other assets	708	708
Deferred income taxes	3	14
Total assets (a)	$47,950	$46,960

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,670	$6,380
Accrued expenses	7,561	8,133
Line of credit	12,407	9,237
Current maturities of long-term obligations	2,363	1,138
Total current liabilities	30,001	24,888
Long-term obligations, less current maturities	3,649	5,118
Other noncurrent liabilities	270	369
Deferred income tax liabilities	1,048	1,048
Total liabilities (a)	34,968	31,423

Commitments and contingencies	—	—

Shareholders' equity:
Shareholders' equity	11,821	13,602
Noncontrolling interest	1,161	1,935
	12,982	15,537
Total liabilities and shareholders' equity	$47,950	$46,960

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA’s consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $9,027 and $9,814 as of October 3, 2015 and January 3, 2015, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $2,454 and $2,338 as of October 3, 2015 and January 3, 2015, respectively.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014

Revenues:
Retail	$16,253	$16,712	$50,845	$50,774
Recycling	9,528	11,833	26,717	34,678
Byproduct	2,348	4,682	8,269	13,716
Total revenues	28,129	33,227	85,831	99,168

Costs of revenues	21,907	24,937	65,864	73,691
Gross profit	6,222	8,290	19,967	25,477
Selling, general and administrative expenses	7,330	7,612	22,453	22,283
Operating income (loss)	(1,108)	678	(2,486)	3,194

Other income (expense):
Interest expense, net	(312)	(219)	(878)	(708)
Other income (expense), net	(34)	(67)	(175)	(55)
Income (loss) before income taxes and noncontrolling interest	(1,454)	392	(3,539)	2,431
Provision for (benefit from) income taxes	(308)	145	(894)	976
Net income (loss)	(1,146)	247	(2,645)	1,455
Net loss (income) attributable to noncontrolling interest	373	51	774	(78)
Net income (loss) attributable to controlling interest	$(773)	$298	$(1,871)	$1,377

Income (loss) per common share:
Basic	$(0.13)	$0.05	$(0.32)	$0.24
Diluted	$(0.13)	$0.05	$(0.32)	$0.24

Weighted average common shares outstanding:
Basic	5,836	5,749	5,811	5,635
Diluted	5,836	5,869	5,811	5,747